EXHIBIT 99.1

Crescent Financial Corporation Reports Financial Results for Q2 2011

CARY, N.C., Aug. 2, 2011 (GLOBE NEWSWIRE) -- Crescent Financial Corporation (Nasdaq:CRFN), parent company of Crescent State Bank headquartered in Cary, North Carolina, announced an unaudited net loss for the three months ended June 30, 2011, before adjusting for the effective dividend on preferred stock, of ($3,445,000) compared to a net loss of ($4,010,000) for the prior year three-month period. After adjusting for $437,000 and $421,000 in dividends and accretion on preferred stock for the two respective periods, net loss attributable to common shareholders for the three-month period ended June 30, 2011 was ($3,882,000) or ($0.40) per common share compared to ($4,431,000) or ($0.46) per common share for the quarter ended June 30, 2010. A smaller loan loss provision for the current year period was partially offset by a decline in net interest income, an increase in the valuation allowance on our deferred tax asset and an increase in noninterest expenses primarily attributable to the acquisition, servicing and disposition of foreclosed assets.

Net Interest Income

Net interest income for the three-month period ended June 30, 2011 decreased by $1.2 million or 16% to $6.3 million compared with $7.5 million for the quarter ended June 30, 2010. The yield on average earning assets declined by 85 basis points from 5.82% to 4.97%. Over the past twelve months, the yield on earning assets has been impacted by a higher level of nonaccrual assets and a shift in earning asset mix providing for increased liquidity. Our cost of interest bearing deposits has declined by 65 basis points from 2.57% for the prior year quarter to 1.92% for the current quarter. The cost of borrowings has remained relatively flat at 3.50% compared to 3.49%. We previously extended the terms on our borrowings to take advantage of the low interest rate environment and the weighted average length of our Federal Home Loan Bank borrowings is approximately 51 months. The tax equivalent net interest margin declined from 3.33% for the quarter ended June 30, 2010 to 2.95% for the quarter ended June 30, 2011.

On a linked quarter basis, net interest income increased by $311,000 or 5%. The increase is attributable to an improvement in the yield on earning assets coupled with a continued reduction in the cost of interest-bearing liabilities. The yield on earning assets increased by 4 basis points from 4.93%, the cost of interest-bearing liabilities declined by 9 basis points from 2.33% and net interest margin improved 13 basis points from 2.82%. The increase in yield on earning assets is primarily attributable to a slowing of loans placed into nonaccrual status during the quarter.

Provision for Loan Losses and Asset Quality

The provision for loan losses was $3.0 million for the quarter ended June 30, 2011 compared to $7.0 million for the three-month period ended March 31, 2011 and $8.4 million for the comparative prior year quarter. Annualized net charge-offs for the current quarter were 2.62% compared to 2.57% for the first quarter of 2011 and 3.73% for the second quarter of 2010. The allowance for loan losses as a percentage of total gross loans held for investment was 3.51% at June 30, 2011, 3.60% at March 31, 2011 and 2.59% at June 30, 2010. The reduction in the reserve as a percentage of total gross loans held for investment was due to charge-offs of specific reserves on impaired loans that were recognized in prior periods and upgrading loans from impaired status rather than a general release of reserve.

Nonperforming loans as a percentage of total loans outstanding were 6.14% at June 30, 2011 compared to 7.15% at March 31, 2011 and 1.68% at June 30, 2010. Total nonperforming assets, which includes nonaccrual loans, loans past due 90 days or more and still accruing, other real estate owned and repossessed loan collateral, as a percentage of total assets at June 30, 2011 was 5.61% compared with 6.33% at March 31, 2011 and 2.84% at June 30, 2010. The loan loss reserve coverage ratio, which shows the reserve as a percentage of nonperforming loans, was 57% at June 30, 2011, 50% at March 31, 2010 and 154% at June 30, 2010.

During the quarter, the Company made progress toward reducing the volume of problem assets. While the asset quality ratios at the end of June are encouraging, management cautions that future loan loss provisions may continue to be negatively impacted by current real estate values in the markets we serve. The Company reappraises both impaired loans and other real estate owned every 12 to 15 months and the new appraised value is an integral input in our model to determine the adequacy of our loan loss reserve. The Company will continue to devote resources to managing problem credits and adequately provide for probable future loan losses.

Non-Interest Income

Non-interest income declined by $12,000 and was approximately $1.1 million for both three-month periods ended June 30, 2011 and 2010. The decline is primarily attributable to a reduction in service charges and customer service activity fees on deposit accounts. Increases realized in debit card and ATM network commissions were more than offset by a reduction in fees on insufficient funds. Revenue from mortgage banking activities were relatively flat at $259,000 for the current year period compared to $260,000 for the prior year period. During the three months ended June 30, 2011, we realized $189,000 in gains on the disposal of available for sale securities and a $179,000 partial impairment write-down of a nonmarketable equity security.

On a linked quarter basis, non-interest income increased by $33,000. Mortgage banking revenue increased by $92,000, revenue from brokerage referrals increased by $20,000 and revenue from service charges and customer activity fees on deposit accounts increased by $10,000. Gains realized on the disposal of investment securities increased by $88,000 on a linked quarter basis and a $179,000 impairment write-down of a nonmarketable equity security was recognized in the three month period ended June 30, 2011 with no impairment loss recognized in the three month period ended March 31, 2011.

Non-Interest Expenses

Non-interest expenses increased by $679,000 or 10% to $7.8 million compared to $7.2 million for the prior year period. The Company experienced a $330,000 increase in loan related expenses to $1.6 million for the current three-month period compared to $1.3 million a year ago. The total expenses were primarily attributable to expenses associated with foreclosed assets with $1.0 million in valuation write-downs, $399,000 in expenses related to acquisition and servicing and $155,000 in net losses on the disposition. For the quarter ended June 30, 2010, loan related expenses associated with foreclosed assets included $901,000 in impairment write-downs, $442,000 in expenses related to acquisition and servicing, less $64,000 in net gains on the disposition. The Company had increases in legal, FDIC insurance, personnel and data processing expenses of $108,000, $102,000, $88,000 and $56,000, respectively. During the second quarter of 2011, we incurred approximately $133,000 in legal expenses related to our pending transaction with Piedmont Community Bank Holdings, Inc. ("Piedmont"). Total occupancy expenses for the current period decreased by $14,000.

On a linked quarter basis, non-interest expenses increased by $731,000 from $7.1 million for the three-month period ended March 31, 2011. Loan related expenses increased by $1.2 million from $492,000 to $1.6 million. The increase in loan related expenses was primarily attributed to increases associated with foreclosed assets including an $880,000 increase in impairment write-downs, a $115,000 increase in expenses related to acquisition and ongoing servicing and a $148,000 increase in net loss on disposition. The increase in loan related expenses was partially offset by declines associated with legal and consulting, personnel, FDIC insurance and occupancy of $215,000, $210,000, $72,000 and $33,000, respectively.

Tax Provision

The Company did not record any tax benefit associated with the pre-tax loss for the three-month period ended June 30, 2011. At December 31, 2010, we determined that a portion of our deferred tax asset may not be realizable and established a valuation allowance of $2.1 million. Management evaluates the level of the valuation allowance quarterly taking into consideration credit quality trends, losses from operations and deviations from forecasted results. During the first quarter of 2011, the valuation allowance was increased to $4.9 million. Based on our evaluation at June 30, 2011, the appropriate level of the valuation allowance was determined to be $6.3 million. There was no income tax impact for the quarter ended  June 30, 2011 compared to an income tax benefit of $2.9 million for the quarter ended June 30, 2010.

Six-Month Period

For the six months ended June 30, 2011, the Company reported a net loss, before adjusting for the effective dividend on preferred stock, of ($10,491,000) compared to a net loss of ($3,467,000) for the six months ended June 30, 2010. After adjusting for $865,000 and $841,000 in dividends and accretion on preferred stock for the two respective comparative periods, net loss attributable to common shareholders for the current period was ($11,356,000) or $(1.18) compared to ($4,308,000) or ($0.45) for the prior year six-month period. Net interest income decreased by 18% or $2.6 million from $15.0 million to $12.4 million. The negative impact on interest income is due to both a lower volume of and a lower yield on earning assets, which more than offset the positive benefit to interest expense generated by a lower volume of interest bearing liabilities and a reduced cost of funds. The tax equivalent net interest margin for the current six-month period declined by 42 basis points from  3.30% to 2.88%. The provision for loan losses was $10.1 million for the current six-month period compared to $10.2 million for the prior year period. Non-interest income for the current six-month period was $18,000 less than the prior year period primarily due to a $72,000 reduction in mortgage banking revenue and a $44,000 decrease in loan modification fees. During the current year period, the Company realized $290,000 in gains on disposition of investment securities and a $179,000 partial impairment write-down of a non-marketable equity security and no such transactions were recorded for the six-month period ended June 30, 2010. Non-interest expenses increased by $1.6 million, or 12%, primarily in the categories of loan related expenses, personnel, legal and consulting, FDIC insurance and occupancy expenses. Through June 30, 2011, the Company has incurred approximately $515,000 in legal and consulting expenses related to the pending transaction with Piedmont. There was no tax benefit recorded for the six-month period ended June 30, 2011 compared to a $2.9 million benefit for the prior year comparative period.

Balance Sheet

Crescent Financial Corporation has unaudited total assets at June 30, 2011 of $946.9 million. Total assets have declined since December 31, 2010 by approximately 3% or $26.1 million. Total gross loans held for investment have decreased by $40.4 million from $676.8 million at December 31, 2010 to $636.4 million at June 30, 2011. The net change is comprised of $49.6 million in payments and payoffs, $10.1 million in note sales, $8.9 million in charge-offs, $3.5 million transferred to other asset categories and offset by $31.7 million in new loan production and purchases. Loan production has been impacted by a highly competitive environment and soft loan demand.

Our continuing strategic decision to reduce our reliance on wholesale funding resulted in a decrease in brokered time deposits of $19.5 million. When combined with increases in other retail time and core deposits of $9.7 million, total deposits between December 31, 2010 and June 30, 2011 experienced a net decline of $9.8 million from $724.4 million to $714.6 million. Non-brokered time deposits increased by $6.5 million and total non-time deposits increased by $3.2 million. As a reflection of our focus on small and medium size businesses, noninterest bearing demand deposit accounts grew by $5.6 million during the first half of 2011 and now comprise over 9% of total deposits at June 30, 2011.

Borrowings have declined by $7.0 million since December 31, 2010 and total $157.7 million at June 30, 2011. Total stockholders' equity was $69.4 million at June 30, 2011 compared to $79.0 million at year end. The net decrease was primarily attributed to the net loss for the year offset by an $829,000 increase in other comprehensive income. Total risk-based capital ratios at both the Company and Crescent State Bank remain very strong and are 11.92 % and 11.64%, respectively, at June 30, 2011.

Mike Carlton, President and CEO, stated, "We are pleased with the progress made during the second quarter with respect to asset quality.  While our earnings performance remains at an unacceptable level, the loss for the quarter was more attributable to revaluing and disposing of existing problem assets as opposed to addressing a significant volume of newly identified problem assets.  As we move through the next several months, we will continue to take the necessary actions that will position the Company well for future successes."

Pending Transaction with Piedmont

On February 23, 2011, Crescent Financial Corporation, Crescent State Bank and Piedmont Community Bank Holdings, Inc. entered into an investment agreement (the "Agreement") providing for the issuance of 18,750,000 shares of Crescent common stock at $4.00 per share for a total investment of  $75.0 million. Piedmont has also agreed, subject to certain conditions, to commence a tender offer to purchase up to 6,442,105 shares of the Company's outstanding common stock at a price of $4.75 per share. This represents two-thirds of the shares of the Company's common stock currently outstanding, and assuming all such shares were tendered, would result in Piedmont owning, when combined with the $75.0 million investment in newly issued shares, approximately 89% of the Company's outstanding common stock. The Agreement requires that the Company reincorporate as a Delaware corporation immediately prior to closing. The reincorporation will be effected through a merger of the Company with and into a newly formed Delaware corporation.

Consummation of the transaction is subject to receipt of all required regulatory approvals, which includes the approval of the Federal Reserve Bank, and the approval of the sale of common stock to Piedmont and the Delaware reincorporation by the Company's common and preferred shareholders. On June 7, 2011, both common and preferred shareholders of Crescent overwhelmingly approved these transactions. As of August 1, 2011, the parties to the transaction continue to work with the appropriate bank regulatory agencies in order to obtain all final approvals.

Crescent State Bank is a state chartered bank operating fifteen banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines, Pinehurst, Sanford, Garner, Raleigh (3), Wilmington (2) and Knightdale, North Carolina.  Crescent Financial Corporation stock can be found on the NASDAQ Global Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank's website at www.crescentstatebank.com.

Forward-looking Statements

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, delays in obtaining or failure to receive required regulatory approvals, including approval by the Board of Governors of the Federal Reserve System and the North Carolina Office of the Commissioner of Banks, the occurrence of events that would have a material adverse effect on Crescent as described in the Agreement, the risk that the Agreement could be terminated under circumstances that would require Crescent to pay termination fees and expenses to Piedmont, and other uncertainties arising in connection with the proposed investment transaction. Additional factors that could cause actual results to differ materially are discussed in Crescent's filings with the Securities and Exchange Commission ("SEC"), including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Crescent does not undertake a duty to update any forward-looking statements in this press release.

Additional Information and Where to Find It

This release is neither an offer to purchase nor a solicitation of an offer to sell securities. Piedmont will file a tender offer statement on Schedule TO with the SEC. Crescent stockholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by Crescent with the SEC because they will contain important information about the proposed transaction. These documents will be available at no charge on the SEC's website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents once they become available may be obtained free of charge by directing a request to Piedmont at 4711 Six Forks Road, Suite 2B, Raleigh, NC 27609. A copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Crescent, free of charge, by contacting Bruce Elder of Crescent Investor Relations at (919) 466-1000 or from Crescent's website (www.crescentstatebank.com).

Crescent Financial Corporation
Financial Summary

(Amounts in thousands except share and per share data and prior quarters' information may have been reclassified)
INCOME STATEMENTS (unaudited)
	For the Three Month Period Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010

INTEREST INCOME
Loans	$ 9,022	$ 9,078	$ 10,020	$ 10,420	$ 11,496
Investment securities available for sale	1,825	1,663	1,689	1,844	1,857
Fed funds sold and other interest-earning deposits	28	29	9	13	8
Total Interest Income	10,875	10,770	11,718	12,277	13,361

INTEREST EXPENSE
Deposits	3,131	3,349	3,627	3,980	4,232
Short-term borrowings	21	15	31	58	124
Long-term debt	1,377	1,371	1,412	1,428	1,467
Total Interest Expense	4,529	4,735	5,070	5,466	5,823

Net Interest Income	6,346	6,035	6,648	6,811	7,538
Provision for loan losses	3,035	7,024	5,209	4,948	8,389
Net interest income (loss) after provision for loan losses	3,311	(989)	1,439	1,863	(851)

Non-interest income
Mortgage loan origination income	57	75	107	68	111
Service charges and fees on deposit accounts	457	447	464	464	474
Earnings on life insurance	216	213	223	223	219
Gain on sale of available for sale securities	189	101	25	--	--
Loss on impairment of nonmarketable equity securities	(179)	--	--	--	--
Gain on sale of loans	202	91	490	409	149
Other	134	115	154	151	135
Total non-interest income	1,076	1,042	1,463	1,315	1,088

Non-interest expense
Salaries and employee benefits	3,137	3,347	3,361	3,223	3,050
Occupancy and equipment	980	1,012	1,039	998	994
Data processing	449	420	414	388	393
FDIC deposit insurance premium	377	449	500	429	275
Net loss (gain) on foreclosed assets	1,187	159	(68)	81	837
Other loan related expense	460	333	492	408	482
Other	1,242	1,380	2,238	1,109	1,122
Total non-interest expense	7,832	7,100	6,992	6,636	7,153

Income (loss) before income taxes	(3,445)	(7,047)	(4,090)	(3,458)	(6,916)
Income taxes	--	--	433	(1,574)	(2,906)

Net income (loss)	(3,445)	(7,047)	(4,523)	(1,884)	(4,010)
Effective dividend on preferred stock	437	427	425	423	421
Net income (loss) attributable common shareholders	$ (3,882)	$ (7,474)	$ (4,948)	$ (2,307)	$ (4,431)

NET INCOME (LOSS) PER COMMON SHARE
Basic	$ (0.40)	$ (0.78)	$ (0.52)	$ (0.24)	$ (0.46)
Diluted	$ (0.40)	$ (0.78)	$ (0.52)	$ (0.24)	$ (0.46)

COMMON SHARE DATA

Book value per common share	$ 4.74	$ 4.98	$ 5.76	$ 6.45	$ 6.62
Tangible book value per common share	$ 4.67	$ 4.92	$ 5.69	$ 6.37	$ 6.54
Ending shares outstanding	9,664,059	9,664,059	9,664,059	9,664,059	9,664,059
Weighted average common shares outstanding - basic	9,586,390	9,581,390	9,581,390	9,581,390	9,581,390
Weighted average common shares outstanding - diluted	9,586,390	9,581,390	9,581,390	9,581,390	9,581,390

PERFORMANCE RATIOS (annualized)
Return on average assets	-1.47%	-2.96%	-1.85%	-0.77%	-1.60%
Return on average equity	-19.21%	-36.52%	-21.13%	-8.49%	-17.75%
Yield on earning assets	4.97%	4.93%	5.24%	5.45%	5.82%
Cost of interest-bearing liabilities	2.24%	2.33%	2.46%	2.63%	2.78%
Tax equivalent net interest margin	2.95%	2.82%	3.03%	3.08%	3.33%
Efficiency ratio	105.52%	100.33%	86.21%	81.66%	82.92%
Net loan charge-offs	2.62%	2.57%	1.45%	2.96%	3.73%

(Amounts in thousands except share and per share data and prior years' information may have been reclassified)
INCOME STATEMENTS (unaudited)
	For the Six-Month Period Ended
	June 30,	June 30,
	2011	2010

INTEREST INCOME
Loans	$ 18,100	$ 22,980
Investment securities available for sale	3,488	3,793
Fed funds sold and other interest-earning deposits	57	13
Total Interest Income	21,645	26,786

INTEREST EXPENSE
Deposits	6,480	8,578
Short-term borrowings	36	330
Long-term debt	2,747	2,879
Total Interest Expense	9,263	11,787

Net Interest Income	12,382	14,999
Provision for loan losses	10,059	10,190
Net interest income after provision for loan losses	2,323	4,809

Non-interest income
Mortgage loan origination income	132	304
Service charges and fees on deposit accounts	904	906
Earnings on life insurance	429	437
Gain on sale of available for sale securities	290	--
Loss on impairment of nonmarketable investment	(179)	--
Gain on sale of loans	293	193
Other	249	296
Total non-interest income	2,118	2,136

Non-interest expense
Salaries and employee benefits	6,484	6,179
Occupancy and equipment	1,992	1,951
Data processing	870	779
FDIC deposit insurance premium	826	584
Net loss on foreclosed assets	1,345	870
Other loan related expense	794	804
Other	2,621	2,174
Total non-interest expense	14,932	13,341

Income (loss) before income taxes	(10,491)	(6,396)
Income taxes	--	(2,929)

Net income (loss)	(10,491)	(3,467)
Effective dividend on preferred stock	865	841
Net income (loss) attributable to common shareholders	$ (11,356)	$ (4,308)

NET INCOME (LOSS) PER COMMON SHARE
Basic	$ (1.18)	$ (0.45)
Diluted	$ (1.18)	$ (0.45)

Weighted average common shares outstanding - basic	9,583,904	9,577,847
Weighted average common shares outstanding - diluted	9,583,904	9,577,847

PERFORMANCE RATIOS (annualized)
Return on average assets	-2.21%	-0.70%
Return on average equity	-28.03%	-7.75%
Yield on earning assets	4.95%	5.80%
Cost of interest-bearing liabilities	2.29%	2.79%
Tax equivalent net interest margin	2.88%	3.30%
Efficiency ratio	102.98%	77.86%
Net loan charge-offs	2.60%	2.55%

(Amounts in thousands)
CONSOLIDATED BALANCE SHEETS (unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010 (a)	2010	2010
ASSETS
Cash and due from banks	$ 8,594	$ 7,986	$ 8,373	$ 8,019	$ 10,895
Interest earning deposits with banks	1,143	1,837	2,663	1,491	2,160
Federal funds sold	41,415	56,560	38,070	20,155	15,930
Investment securities available for sale at fair value	200,922	187,996	181,916	186,562	186,128
Loans held for sale	1,949	805	5,690	2,039	1,317
Loans	636,408	652,783	676,803	694,450	709,443
Allowance for loan losses	(22,319)	(23,485)	(20,702)	(18,049)	(18,348)
Net Loans	614,089	629,298	656,101	676,401	691,095
Accrued interest receivable	3,655	3,385	3,995	3,682	4,150
Federal Home Loan Bank stock	9,606	10,522	10,522	10,933	11,777
Bank premises and equipment	11,208	11,394	11,586	11,743	11,972
Investment in life insurance	18,873	18,677	18,483	18,277	18,068
Other intangibles	626	660	693	726	760
Foreclosed assets	13,491	14,113	15,524	15,205	16,072
Other assets	21,345	16,325	19,402	17,275	15,401

Total Assets	$ 946,916	$ 959,558	$ 973,018	$ 972,508	$ 985,725

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
Demand	$ 67,616	$ 59,261	$ 62,044	$ 61,962	$ 61,525
Savings	55,038	57,277	64,773	65,681	65,653
Money market and NOW	228,102	230,432	220,749	200,764	191,240
Time	363,818	378,235	376,817	388,641	403,807
Total Deposits	714,574	725,205	724,383	717,048	722,225

Short-term borrowings	5,000	5,000	7,000	7,000	22,000
Long-term debt	152,748	152,748	157,748	157,748	149,748
Accrued expenses and other liabilities	5,175	4,936	4,872	5,145	4,657

Total Liabilities	877,497	887,889	894,003	886,941	898,630
STOCKHOLDERS' EQUITY
Preferred stock	23,614	23,496	23,380	23,266	23,154
Common stock	9,664	9,664	9,664	9,664	9,664
Warrant	2,367	2,367	2,367	2,367	2,367
Additional paid-in capital	74,700	74,668	74,634	74,597	74,560
Accumulated deficit	(43,643)	(40,080)	(32,917)	(27,969)	(25,662)
Accumulated other comprehensive income	2,717	1,553	1,887	3,642	3,012

Total Stockholders' Equity	69,419	71,668	79,015	85,567	87,095

Total Liabilities and Stockholders' Equity	$ 946,916	$ 959,558	$ 973,018	$ 972,508	$ 985,725
(a) Derived from audited consolidated financial statements.

CAPITAL RATIOS

Tangible equity to tangible assets	7.27%	7.41%	8.06%	8.73%	8.77%
Tangible common equity to tangible assets	4.80%	4.97%	5.65%	6.34%	6.41%
Tier 1 leverage ratio (current quarter estimate)	7.52%	7.57%	8.35%	9.20%	9.25%
Tier 1 risk-based capital ratio (current quarter estimate)	9.64%	9.74%	10.34%	11.36%	11.44%
Total risk-based capital ratio (current quarter estimate)	11.92%	12.01%	12.57%	13.57%	13.65%

ASSET QUALITY RATIOS (in thousands)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010

Non accrual loans	$ 39,105	$ 46,670	$ 30,569	$ 30,662	$ 11,934
Accruing loans > 90 days past due	--	--	--	--	--
Total nonperforming loans	39,105	46,670	30,569	30,662	11,934
Other real estate owned & repossessions	13,491	14,113	15,524	15,205	16,072
Total nonperforming assets	$ 52,596	$ 60,783	$ 46,093	$ 45,867	$ 28,006
Allowance for loan losses to loans	3.51%	3.60%	3.06%	2.60%	2.59%
Nonperforming loans to total loans	6.14%	7.15%	4.52%	4.42%	1.68%
Nonperforming assets to total assets	5.55%	6.33%	4.74%	4.71%	2.84%
Restructured not included in categories above	7,221	5,755	7,540	5,648	11,451

	Nonperforming Loan Analysis
	June 30, 2011		June 30, 2010
		Percentage		Percentage
	Nonperforming	of Total	Nonperforming	of Total
	Loans	Loans	Loans	Loans
Construction and A&D	$ 19,794	3.11%	$ 3,618	0.51%
Commercial real estate	13,153	2.07%	3,028	0.43%
Residential mortgage	3,989	0.63%	4,348	0.61%
Home equity lines and loans	1,315	0.21%	283	0.04%
Commercial and industrial	854	0.13%	649	0.09%
Consumer	--	0.00%	8	0.00%
Totals	$ 39,105	6.14%	$ 11,934	1.68%

	Nonperforming Loans by Region
	As of June 30, 2011
				Nonperforming
		% of Total		Loans to
	Loans	Loans	Nonperforming	Loans
	Outstanding	Outstanding	Loans	Outstanding

Triangle Region	370,071	58.15%	17,480	4.72%
Sandhills Region	99,117	15.57%	7,800	7.87%
Wilmington Region	167,220	26.28%	13,825	8.27%

Totals	$ 636,408	100.00%	$ 39,105	6.14%

AVERAGE BALANCES, INTEREST AND YIELDS/COSTS (in thousands)

	For the Three Months Ended
	June 30, 2011			March 31, 2011			June 30, 2010
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest-earnings assets
Loan portfolio	$ 643,774	$ 9,022	5.62%	$ 668,152	$ 9,078	5.51%	$ 736,015	$ 11,496	6.26%
Investment securities	204,459	1,825	4.06%*	190,187	1,663	4.08%*	194,227	1,857	4.41%*
Fed funds and other interest-earning	49,642	28	0.23%	49,454	29	0.24%	10,826	8	0.30%
Total interest-earning assets	897,875	10,875	4.97%	907,793	10,770	4.93%	941,068	13,361	5.82%
Noninterest-earning assets	53,582			56,312			51,135
Total Assets	$ 951,457			$ 964,105			$ 992,203

Interest-bearing liabilities
Interest-bearing NOW	$ 151,948	686	1.81%	$ 150,431	760	2.05%	$ 117,204	801	2.74%
Money market and savings	132,430	268	0.81%	133,501	315	0.96%	133,295	395	1.19%
Time deposits	368,987	2,177	2.37%	379,876	2,274	2.43%	409,981	3,036	2.97%
Short-term borrowings	5,000	21	1.66%	3,633	15	1.71%	29,342	124	1.67%
Long-term debt	152,748	1,377	3.57%	154,970	1,371	3.54%	151,177	1,467	3.84%
Total interest-bearing liabilities	811,113	4,529	2.24%	822,412	4,735	2.33%	840,999	5,823	2.78%
Non-interest bearing deposits	63,025			59,085			57,589
Other liabilities	4,551			4,346			4,001
Total Liabilities	878,689			885,843			902,589
Stockholders' Equity	72,768			78,262			89,614
Total Liabilities & Stockholders' Equity	$ 951,457			$ 964,105			$ 992,203

Net interest income		$ 6,346			$ 6,035			$ 7,538
Interest rate spread			2.73%			2.60%			3.04%
Tax equivalent net interest-margin			2.95%			2.82%			3.33%

Percentage of average interest-earning assets to average interest-bearing liabilities			110.70%			110.38%			111.90%

* Shown as a tax equivalent yield
	For the Six Months Ended
	June 30, 2011			June 30, 2010
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest-earnings assets
Loan portfolio	$ 655,896	$ 18,100	5.56%	$ 744,047	$ 22,980	6.23%
Investment securities	197,362	3,488	4.06%*	196,870	3,793	4.42%*
Fed funds and other interest-earning	49,549	57	0.23%	10,052	13	0.26%
Total interest-earning assets	902,807	21,645	4.95%	950,969	26,786	5.80%
Noninterest-earning assets	54,939			51,114
Total Assets	$ 957,746			$ 1,002,083

Interest-bearing liabilities
Interest-bearing NOW	$ 151,193	1,445	1.93%	$ 107,079	1,425	2.68%
Money market and savings	132,963	584	0.89%	131,806	800	1.22%
Time deposits	374,402	4,451	2.40%	416,306	6,353	3.08%
Short-term borrowings	4,320	36	1.66%	47,221	330	1.39%
Long-term debt	153,853	2,747	3.55%	149,229	2,879	3.84%
Total interest-bearing liabilities	816,731	9,263	2.29%	851,641	11,787	2.79%
Non-interest bearing deposits	61,066			56,404
Other liabilities	4,449			3,845
Total Liabilities	882,246			911,890
Stockholders' Equity	75,500			90,193
Total Liabilities & Stockholders' Equity	$ 957,746			$ 1,002,083

Net interest income		$ 12,382			$ 14,999
Interest rate spread			2.66%			3.01%
Tax equivalent net interest-margin			2.88%			3.30%

Percentage of average interest-earning assets to average interest-bearing liabilities			110.54%			111.66%

* Shown as a tax equivalent yield
CONTACT: Michael G. Carlton
         President and CEO
         Bruce W. Elder
         Vice President
         (919) 466-1005